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                                                                      EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in Registration Statements (Form S-3 Nos. 33-39046, 33-47766 and 33-50145) pertaining to various notes of The Times Mirror Company and in the Registration Statements (Form S-8 Nos. 33-24080, 2-77412, 2-91347, 2-92163, 33-13423 and 33-51990) pertaining to certain employee benefit plans of The Times Mirror Company of our report dated February 3, 1994, except for Notes I, N, P, Q and R, as to which the date is November 9, 1994, with respect to the consolidated financial statements of The Times Mirror Company included in this Form 8-K dated November 10, 1994.

                                          ERNST & YOUNG LLP

Los Angeles, California
November 10, 1994